EXHIBIT 99.1

Restaurant Brands International Inc. Completes Acquisition of Firehouse Subs and Announces Increase in Borrowings Under Existing Term Loan A Facility

Toronto, December 15, 2021 - Restaurant Brands International Inc. (“RBI”) (TSX: QSR) (NYSE: QSR) (TSX: QSP) announced today that it has completed its previously announced acquisition of Firehouse Restaurant Group Inc. (“Firehouse Subs”) for $1.0 billion. With the close of the acquisition, RBI adds a strong, loved and purpose-driven restaurant brand to its existing family of quick service restaurant brands, Tim Hortons®, Burger King®, and Popeyes®.

In addition, on December 13, 2021, subsidiaries of RBI entered into an amendment to their existing Credit Agreement (the “2021 Amendment”), extending the maturity date of RBI’s senior secured revolving credit facility (the “Revolving Credit Facility”) from October 7, 2024 to December 13, 2026 and increasing the existing term loan A facility with $717 million outstanding to a $1.25 billion term loan A facility (the “Term Loan A Facility”) with the same maturity as the Revolving Credit Facility. The 2021 Amendment also amended the interest rate applicable to the Revolving Credit Facility and the Term Loan A Facility to be based on term SOFR and includes amendments to certain negative covenants to provide increased flexibility. The security and guarantees under the amended Revolving Credit Facility and Term Loan A Facility will be the same as those under the existing facilities. The proceeds from the increase in the Term Loan A Facility were used along with cash on hand to complete the acquisition of Firehouse Subs. The 2021 Amendment made no other material changes to the terms of the Credit Agreement.

About Firehouse Subs
Firehouse Subs® is a restaurant chain with a passion for hearty and flavorful food, heartfelt service and public safety. Founded in Jacksonville, Florida in 1994 by firefighter brothers Chris Sorensen and Robin Sorensen, Firehouse Subs is a brand built on decades of fire and police service, hot and hearty subs piled high with high quality meats and cheeses and its commitment to saving lives through the non-profit Firehouse Subs Public Safety Foundation®. The founders are the real deal, the food is their creation and the brand is a family of franchise operators who share their same passion for generously serving food and community.

About Restaurant Brands International Inc.
Restaurant Brands International Inc. is one of the world's largest quick service restaurant companies with approximately $35 billion in annual system-wide sales and over 28,000 restaurants in more than 100 countries. RBI owns four of the world's most prominent and iconic quick service restaurant brands - TIM HORTONS®, BURGER KING®, POPEYES® and FIREHOUSE SUBS®. These independently operated brands have been serving their respective guests, franchisees and communities for decades. Through its Restaurant Brands for Good framework, RBI is improving sustainable outcomes related to its food, the planet, and people and communities.

Contacts
Investors: investor@rbi.com
Media: media@rbi.com